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                                                                   EXHIBIT 10.16



                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE


Mark A. Payne
8860 Flesher Circle
Eden Prairie, MN 55347

Dear Mark:

         This letter will document our agreement concerning the termination of your employment with Famous Dave's of America, Inc. (the "Company") on February 3, 1998 ("Termination Date"). The Company is prepared to offer you certain benefits in exchange for your execution of this Separation Agreement and General Release ("Separation Agreement"). The terms of the Company's Separation Agreement with you are set forth in this letter. The Company hereby advises you to consult legal counsel of your choice prior to signing this Separation Agreement.

1.       Benefits of Separation Agreement.

         A.       Severance Pay

         Within two (2) days following the date of your signature on this Separation Agreement, the Company agrees to pay you the gross sum of $175,000.00 as a severance benefit (the "Severance Payment"), subject to all legally required withholding and deductions. You hereby acknowledge that the severance payment is full and fair payment for the release of your claims as set forth below and is equal or greater in value than any severance benefit to which you are entitled.

         B.       Acceleration of Option Vesting and Extension of Exercise
         Period

                  i. With respect to the Option Agreement dated as of August 12, 1996 between you and the Company relating to a total of 25,000 shares of common stock, which option vested in full on the closing date of the Company's initial public offering, you or your legal representative shall have until December 31, 1998 to exercise such option notwithstanding the provisions of Section 5 of said Option Agreement.


                  ii. With respect to the Option Agreement dated as of August 12, 1996 between you and the Company relating to a total of 100,000 shares of common stock, in addition to the portion of the option to purchase 25,000 shares which vested on August 12, 1997, an additional portion of the option to purchase 65,000 shares shall vest on the date hereof. You or your legal representative


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                           shall have until December 31, 1998 to exercise all
                           vested portions of the option notwithstanding the provisions of Section 4 of said Option Agreement. The remaining unvested portion of the option to purchase 10,000 shares shall terminate on the date hereof.

                  iii. With respect the Option Agreement dated as of March 26, 1997 between you and the Company relating to a total of 50,000 shares of common stock, no portion of which has vested as of the date hereof, such option shall terminate in full on the date hereof.

2.       Employment Inquiries.

         The Company agrees that all requests by third parties for information concerning your employment with the Company will be handled by the Company's Human Resources Department which, pursuant to Company policy, is authorized to provide only basic employment history indicating dates of employment, positions held, and responsibilities performed without qualitative comment of any kind.

3.       Tax Treatment.

         You acknowledge that the Company has made no representation or warranty whatsoever concerning the treatment for tax purposes of any payments made pursuant to this Separation Agreement, that you have not relied upon any such representation or warranty, and that the terms of this Separation Agreement are not intended to guarantee any particular tax treatment with regard to such payments.

4.       Confidentiality.

         You agree that Article IV of the Employment Agreement dated as of August 12, 1996 between you and the Company, as amended (the "Employment Agreement"), shall remain in full force and effect.

5.       Non-Competition.

         You agree that Article V of the Employment Agreement shall remain in full force and effect.

6.       Nondisclosure.

         You agree that you will keep the terms of this Separation Agreement confidential and that you will not disclose any of its terms to any third party, other than to your spouse, financial advisor and legal counsel. In turn, these persons shall be advised regarding the confidentiality provisions of this Separation Agreement and must agree to maintain the confidentiality of this Separation Agreement as a condition of disclosure to them.



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7.       Entire Agreement.

         This Separation Agreement constitutes the entire understanding between you and the Company and supersedes all prior agreements with respect to the matters herein relating to your employment and the termination of your employment.

8.       Release.

         In exchange for receiving the payments and other consideration set forth in this Separation Agreement, you hereby promise to give up all of your claims against the Company. You hereby release, give up, and otherwise relinquish all of your claims against the Company. You agree that you will not bring any lawsuits or make any other demands against the Company except if necessary to enforce the provisions of this Separation Agreement. You agree that the money and benefits which you will receive as set forth in this Separation Agreement are full and fair payment for the release of all your claims. The Company does not owe you anything in addition to what you will receive under this Separation Agreement.

         The claims which you are releasing, giving up, and otherwise relinquishing as provided above include all of your rights to any relief of any kind from the Company including, but not limited to:

         a) All claims you have now, whether or not you now know about the claims;

         b)       All claims for attorneys' fees;

         c) All claims for alleged discrimination and all other claims under federal, state, or local law;

         d) All claims arising from your employment or separation from employment with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, interference with contract, defamation, promissory estoppel, or infliction of emotional distress; and

         e) All claims for any other alleged unlawful employment practices arising out or relating to your employment or separation from employment.

         By your signature below, you acknowledge that you fully understand and accept the terms of this Separation Agreement and Release and you represent and agree that your signature is freely, voluntarily and knowingly given, having had the advice and assistance of legal counsel. This Agreement does not constitute, and shall not be construed as, an admission of fault or liability of any kind, and the Company expressly denies any fault, liability or wrongdoing of any kind with regard to you or any other employee.



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         For purposes of this paragraph, "you" means Mark A. Payne and all and anybody who has or acquires legal rights or claims through you; and "Company" means Famous Dave's of America, Inc., and all and each of its parent, subsidiary, and affiliated corporations, and all and each of the past and present officers, directors, employees, agents, successors and assigns of the foregoing entities.

         You agree that this Separation Agreement shall be construed and interpreted in accordance with the law of the State of Minnesota.

         If you are in agreement with the terms set out in this letter, please sign both copies and return one to me.

FAMOUS DAVE'S OF AMERICA, INC.


/s/ David W. Anderson
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David W. Anderson
Chairman of the Board


                                   ACCEPTANCE


Read, agreed to, and accepted this 3rd day of February, 1998.



                                                  /s/ Mark A. Payne
                                                  ----------------------------
                                                  Mark A. Payne

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